Exhibit (g)(21)

February 21, 2017

State Street Bank and Trust Company

2000 Crown Colony Dr.

Quincy, MA 02169

Ladies and Gentlemen:

This is to advise you that Artisan Partners Funds, Inc. has established a new series of shares to be known as Artisan Thematic Fund. The series has one class, Investor Shares. In accordance with the Additional Funds provision in Section 18 of the Custodian Contract dated March 7, 1995, as amended April 27, 2000, August 6, 2003 and November 1, 2008, between Artisan Partners Funds, Inc. and State Street Bank and Trust Company, Artisan Partners Funds, Inc. hereby requests that you act as Custodian for the new series under the terms of the Custodian Contract.

Please indicate your acceptance of this appointment as Custodian by executing this Letter Agreement, returning a copy to us and retaining a copy for your records.

ARTISAN PARTNERS FUNDS, INC.

By: /s/ Gregory K. Ramirez
Gregory K. Ramirez
Chief Financial Officer

Agreed to as of this 3rd day of March, 2017

STATE STREET BANK AND TRUST COMPANY

By: /s/ Andrew Erickson
Name: Andrew Erickson
Title: Executive Vice President

875 EAST WISCONSIN AVENUE SUITE 800  |  MILWAUKEE WI 53202-5402  |  TELEPHONE 414 390 6100  |  WWW.ARTISANPARTNERS.COM

Securities offered through Artisan Partners Distributors LLC, member FINRA